EastGroup Properties, Inc.                                            Exhibit 12
Ratio of earnings to fixed charges (dollars in thousands)


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

                                                          Six Months                        Year Ended December 31,
                                                            Ended       ------------------------------------------------------------
                                                         June 30, 2003      2002        2001        2000        1999        1998
                                                        ----------------------------------------------------------------------------
Net income                                               $    10,523       23,626      34,182      36,512      38,355      29,336

Adjustments:
 Discontinued operations                                        (104)          99         (53)        (24)       (136)        (81)
 (Gain) loss on real estate and securities                      (389)      (1,929)     (7,278)    (10,925)    (15,387)     (9,713)
                                                        ----------------------------------------------------------------------------

Income from continuing operations                             10,030       21,796      26,851      25,563      22,832      19,542

Interest expense                                               9,341       17,387      17,823      18,570      17,688      16,948
Interest component of rental expense                             181          337         314         296         269         220

                                                        ----------------------------------------------------------------------------
Earnings                                                 $    19,552       39,520      44,988      44,429      40,789      36,710
                                                        ============================================================================

Interest expense                                         $     9,341       17,387      17,823      18,570      17,688      16,948
Capitalized interest                                           1,002        2,061       2,329       2,060       1,834         822
Interest component of rental expense                             181          337         314         296         269         220
Preferred stock dividends                                      4,238       10,008      10,008      10,008       6,126       2,070

                                                        ----------------------------------------------------------------------------
Fixed charges                                            $    14,762       29,793      30,474      30,934      25,917      20,060
                                                        ============================================================================

Ratio of earnings to fixed charges                              1.32         1.33        1.48        1.44        1.57        1.83
                                                        ============================================================================
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